Exhibit 99.1

Contacts:
Sard Verbinnen & Co
Hugh Burns/Jamie Tully
(212) 687-8080
URS Corporation
H. Thomas Hicks
Vice President
& Chief Financial Officer
(415) 774-2700

URS CORPORATION REPORTS FIRST QUARTER
RESULTS FOR FISCAL 2007

Revenues Up 14 Percent, EPS Up 23 Percent
From First Quarter 2006

SAN FRANCISCO, CA - May 2, 2007 - URS Corporation (NYSE: URS) today reported its financial results for the first quarter of fiscal 2007, which ended on March 30, 2007. Revenues for the quarter were $1.14 billion, compared with revenues of $998.1 million during the comparable period in 2006, an increase of 14%. Net income was $30.4 million, 26% higher than the $24.2 million reported for the corresponding period in 2006. Earnings per share (“EPS”) of $0.58, fully diluted, increased 23%, compared with EPS of $0.47, fully diluted, for the same period last year.

As of March 30, 2007, the Company’s backlog was $5.02 billion, compared to $4.64 billion as of December 29, 2006, an increase of 8%.

Commenting on the Company’s financial results, Martin M. Koffel, Chairman and Chief Executive Officer, stated: “URS performed very well in the first quarter. We saw strong growth in the private sector, primarily due to increased capital spending by our clients in the power and oil and gas industries. At the same time, revenues from our state and local government sector business grew significantly as a result of the growth in public investment in transportation, facilities and other infrastructure programs.”

Mr. Koffel continued: “The long term trends in all of our key markets look favorable, including demand for the engineering and operations and maintenance services we provide to federal government agencies. The Company is well positioned to benefit from these trends, and we remain on track to meet our financial objectives for the year.”

For the purpose of calculating diluted EPS, weighted-average shares outstanding for the first quarter of 2007 were 52.1 million, compared to 51.3 million for the corresponding period last year.

Business Segments

In addition to providing consolidated financial results, URS reports separate financial information for its two segments: the URS Division and the EG&G Division. The URS Division’s revenues include the Company’s work in the state and local government market, the private sector and the international business. In addition, the URS Division provides engineering services to federal government agencies, primarily for contingency contracts and facilities and environmental projects. The EG&G Division primarily serves the federal government market, providing a range of operations and maintenance and technical support services to the Departments of Defense, Homeland Security, Energy, Treasury and NASA, among others.

URS Division. For the first quarter of fiscal 2007, the URS Division reported revenues of $793.4 million and operating income of $55.3 million, compared to revenues of $643.3 million and operating income of $42.3 million for the corresponding period in 2006.

EG&G Division. For the first quarter of fiscal 2007, the EG&G Division reported revenues of $345.0 million and operating income of $16.2 million, compared to revenues of $360.4 million and operating income of $15.3 million for the corresponding period in 2006.

Outlook for the Remainder of Fiscal 2007

The Company reaffirmed its expectation that fiscal 2007 revenues will be approximately $4.65 billion. Assuming this revenue expectation is met, the Company continues to expect that 2007 net income will be approximately $128 million and now expects that earnings per share will be at the high end of the $2.40 to $2.45 range previously announced.

In addition, the Company continues to expect its effective tax rate for 2007 to be approximately 42.0%, compared to 42.6% in 2006. Finally, the Company’s weighted average shares outstanding for 2007 is expected to be 53.2 million, compared with 51.7 million in 2006.

Exhibit 99.1

Web Cast Information

URS will host a dial-in conference call on Thursday, May 3 at 11:00 a.m. (EDT) to discuss its first quarter fiscal 2007 results. A live web cast of this call will be available on the investor relations portion of URS’ website at www.urscorp.com.

URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, facilities, environmental, water/wastewater, industrial infrastructure and process, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with approximately 29,500 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).

TABLES TO FOLLOW

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Statements contained in this earnings release that are not historical facts may constitute forward-looking statements, including statements relating to future revenues, future earnings, future tax rates, future outstanding shares and future economic and industry conditions. The Company believes that its expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties that could cause actual results to differ materially from the results predicted. The potential risks and uncertainties include, but are not limited to: an economic downturn; changes in the Company’s book of business; the Company’s compliance with government contract procurement regulations; the Company’s ability to procure government contracts; the Company’s reliance on government appropriations; the ability of the government to unilaterally terminate the Company’s contracts; the Company’s ability to make accurate estimates and control costs; the Company’s ability to win or renew contracts; the Company’s and its partners’ ability to bid on, win, perform and renew contracts and projects; environmental issues and liabilities; liabilities for pending and future litigation; the impact of changes in laws and regulations; a decline in defense spending; industry competition; the Company’s ability to attract and retain key individuals; employee, agent or partner misconduct; risks associated with changes in equity-based compensation requirements; the Company’s leveraged position and ability to service its debt; risks associated with international operations; business activities in high security risk countries; third party software risks; terrorist and natural disaster risks; the Company’s relationships with its labor unions; the Company’s ability to protect its intellectual property rights; anti-takeover risks and other factors discussed more fully in the Company's Form 10-K for its fiscal year ended December 29, 2006, as well as in other reports filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.

Exhibit 99.1

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except per share data)

	March 30, 2007	December 29, 2006
ASSETS
Current assets:
Cash and cash equivalents, including $13,155 and $44,557 of short-term money market funds, respectively	$64,854	$89,502
Accounts receivable, including retainage of $37,332 and $37,368, respectively	609,151	680,631
Costs and accrued earnings in excess of billings on contracts in process	606,836	552,526
Less receivable allowances	(41,515)	(50,458)
Net accounts receivable	1,174,472	1,182,699
Deferred tax assets	35,900	36,547
Prepaid expenses and other assets	78,486	65,405
Total current assets	1,353,712	1,374,153
Property and equipment at cost, net	166,064	163,142
Goodwill	990,905	989,111
Purchased intangible assets, net	3,589	3,839
Other assets	44,318	50,784
	$2,558,588	$2,581,029
LIABILITIES, MINORITY INTEREST, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdrafts	$31,136	$3,334
Current portion of long-term debt	16,472	19,120
Accounts payable and subcontractors payable, including retainage of $20,626 and $19,515, respectively	289,895	290,651
Accrued salaries and wages	179,486	230,905
Accrued expenses and other	63,836	73,704
Billings in excess of costs and accrued earnings on contracts in process	126,109	168,271
Total current liabilities	706,934	785,985
Long-term debt	151,214	149,494
Deferred tax liabilities	16,570	17,808
Other long-term liabilities	129,362	117,586
Total liabilities	1,004,080	1,070,873
Commitments and contingencies
Minority interest	5,317	3,469
Stockholders’ equity:
Preferred stock, authorized 3,000 shares; no shares outstanding	—	—
Common shares, par value $.01; authorized 100,000 shares; 53,004 and 52,309 shares issued, respectively; and 52,952 and 52,257 shares outstanding, respectively	530	523
Treasury stock, 52 shares at cost	(287)	(287)
Additional paid-in capital	989,347	973,892
Accumulated other comprehensive loss	(2,668)	(3,638)
Retained earnings	562,269	536,197
Total stockholders’ equity	1,549,191	1,506,687
	$2,558,588	$2,581,029

Exhibit 99.1

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended
	March 30, 2007	March 31, 2006

Revenues	$1,135,595	$998,149
Direct operating expenses	741,554	631,304
Gross profit	394,041	366,845
Indirect, general and administrative expenses	336,355	319,171
Operating income	57,686	47,674
Interest expense	3,940	5,135
Income before income taxes and minority interest	53,746	42,539
Income tax expense	22,306	17,993
Minority interest in income of consolidated subsidiaries, net of tax	1,079	358
Net income	30,361	24,188
Other comprehensive income (loss):
Minimum pension liability adjustments, net of tax benefit	—	(2,366)
Foreign currency translation adjustments	970	44
Comprehensive income	$31,331	$21,866
Earnings per share:
Basic	$.59	$.48
Diluted	$.58	$.47
Weighted-average shares outstanding:
Basic	51,249	50,302
Diluted	52,106	51,315

Exhibit 99.1

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	Three Months Ended
	March 30, 2007	March 31, 2006
Cash flows from operating activities:
Net income	$30,361	$24,188
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	9,684	9,187
Amortization of debt issuance costs	429	461
Provision for doubtful accounts	530	4,013
Deferred income taxes	(249)	(2,712)
Stock-based compensation	6,636	3,777
Excess tax benefits from stock-based compensation	(1,500)	(1,187)
Minority interest in net income of consolidated subsidiaries	1,079	358
Changes in assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	434	(24,619)
Prepaid expenses and other assets	(7,583)	(5,829)
Accounts payable, accrued salaries and wages and accrued expenses	(48,674)	(64,770)
Billings in excess of costs and accrued earnings on contracts in process	(42,162)	3,927
Distributions from unconsolidated affiliates, net	5,024	15,503
Other long-term liabilities	(273)	2,945
Other assets, net	(1,962)	(4,781)
Total adjustments and changes	(78,587)	(63,727)
Net cash from operating activities	(48,226)	(39,539)
Cash flows from investing activities:
Capital expenditures, less equipment purchased through capital leases	(4,771)	(5,146)
Net cash from investing activities	(4,771)	(5,146)
Cash flows from financing activities:
Long-term debt principal payments	(379)	(11,744)
Net borrowings (payments) under the lines of credit and short-term notes	(4,705)	3,782
Net change in book overdrafts	27,802	(11)
Capital lease obligation payments	(3,296)	(3,058)
Excess tax benefits from stock-based compensation	1,500	1,187
Proceeds from employee stock purchase plan and exercise of stock options	7,427	12,650
Net cash from financing activities	28,349	2,806
Net decrease in cash and cash equivalents	(24,648)	(41,879)
Cash and cash equivalents at beginning of period	89,502	101,545
Cash and cash equivalents at end of period	$64,854	$59,666

Supplemental information:
Interest paid	$2,814	$4,621
Taxes paid	$26,378	$6,129
Equipment acquired through capital leases	$7,470	$5,054

URS CORPORATION AND SUBSIDIARIES
REVENUES BY CLIENT TYPE - UNAUDITED
(In millions)

	Three Months Ended
	March 30, 2007	March 31, 2006
Federal Government Clients:
URS Division	$118	$124
EG&G Division	345	360
	463	484
State and local government clients	254	212
Domestic private industry clients	304	208
International clients	115	94
Total revenues	$1,136	$998